News Release

COMMERCIAL METALS COMPANY REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.20 AND ANNOUNCES QUARTERLY DIVIDEND OF $0.12 PER SHARE

Irving, TX - June 27, 2014 - Commercial Metals Company (NYSE: CMC) today announced financial results for its third quarter ended May 31, 2014. Net earnings attributable to CMC for the third quarter were $23.6 million, or $0.20 per diluted share, on net sales of $1.8 billion. This compares to net earnings attributable to CMC of $19.0 million, or $0.16 per diluted share, on net sales of $1.8 billion for the three months ended May 31, 2013.

Results for this year's third quarter included after-tax LIFO income of $5.3 million ($0.04 per diluted share), compared with after-tax LIFO income of $10.7 million ($0.09 per diluted share) for the third quarter of fiscal 2013, an unfavorable change of $5.4 million ($0.05 per diluted share). Adjusted operating profit was $57.2 million for the third quarter of fiscal 2014, compared with adjusted operating profit of $55.8 million for the prior year's third quarter. Adjusted EBITDA was $90.0 million for the third quarter of fiscal 2014, compared with adjusted EBITDA of $89.3 million for the prior year's third quarter.

The Company's financial position at May 31, 2014 remained strong with cash and cash equivalents of $437.2 million and approximately $1.0 billion in total liquidity, compared with cash and cash equivalents of $378.8 million and total liquidity of $1.1 billion at August 31, 2013.

Joe Alvarado, Chairman of the Board, President, and CEO, commented, "The results for the third quarter of fiscal 2014 were lifted by seasonal construction activity. We are particularly pleased with the strong results from our Americas Mills segment which recorded the best quarterly adjusted operating profit since our first quarter of fiscal 2009. During the third quarter of fiscal 2014, we successfully commissioned a new electric arc furnace in Poland. Although final commissioning and debugging is ongoing, we saw positive preliminary results. In June 2014, we acquired a small recycling facility. This acquisition is consistent with our vertically-integrated manufacturing model and will provide a low cost, reliable source of raw material to our steel mill in Seguin, Texas."

On June 25, 2014, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on July 10, 2014. The dividend will be paid on July 24, 2014.

(CMC Third Quarter Fiscal 2014 - Page 2)

Business Segments
Our Americas Recycling segment recorded adjusted operating loss of $1.1 million for the third quarter of fiscal 2014, compared with adjusted operating profit of $3.2 million for the third quarter of fiscal 2013. Although ferrous and nonferrous shipments increased 1% and 4%, respectively, a $1.0 million unfavorable change in pre-tax LIFO income and an increase in employee related expenses accounted for the decline in adjusted operating profit when compared to the third quarter of fiscal 2013.

Our Americas Mills segment recorded adjusted operating profit of $74.1 million for this year's third quarter, compared with adjusted operating profit of $46.6 million for the prior year's third quarter. The increase in adjusted operating profit was partially attributed to an $8.8 million favorable change in pre-tax LIFO, from pre-tax LIFO expense of $1.7 million in the third quarter of fiscal 2013 to pre-tax LIFO income of $7.1 million in the third quarter of fiscal 2014. Additionally, tons shipped increased by 94 thousand tons and the average cost of ferrous scrap consumed decreased $3 per short ton in the third quarter of fiscal 2014 when compared to the third quarter of fiscal 2013, resulting in a $15 per short ton increase in average metal margin.

Our Americas Fabrication segment recorded adjusted operating profit of $1.2 million for this year's third quarter, compared with adjusted operating profit of $13.5 million for the third quarter of fiscal 2013. The decline in adjusted operating profit is primarily due to margin squeeze as input prices increased, partially offset by an increase in shipments. Additionally, for the three months ended May 31, 2014, employee related expenses increased 14% as a result of an increase in volume when compared to the same quarter of fiscal 2013.

Our International Mill segment recorded adjusted operating profit of $2.0 million for this year's third quarter, compared with adjusted operating loss of $3.8 million for the prior year's third quarter. While tons shipped were relatively stable for the current quarter when compared to the same quarter in the prior year, sales prices increased by $28 per short ton and the cost of ferrous scrap consumed decreased by $3 per short ton, resulting in a 13% increase in metal margin, which contributed to the improved operating results.

Our International Marketing and Distribution segment recorded adjusted operating profit of $1.5 million for this year's third quarter, compared with adjusted operating profit of $7.7 million for the prior year's third quarter. The decline in adjusted operating profit compared to the third quarter of fiscal 2013 was primarily attributed to an $11.2 million unfavorable change in pre-tax LIFO associated with our U.S.-based trading divisions, from pre-tax LIFO income of $6.7 million in the third quarter of fiscal 2013 to pre-tax LIFO expense of $4.5 million in the third quarter of fiscal 2014. Additionally, our U.S.-based trading divisions experienced an increase in metal margins, which partially offset the unfavorable change in pre-tax LIFO.

Year to Date Results

(CMC Third Quarter Fiscal 2014 - Page 3)

Net earnings attributable to CMC for the nine months ended May 31, 2014 were $80.6 million ($0.68 per diluted share) on net sales of $5.1 billion, compared with net earnings attributable to CMC of $73.3 million ($0.62 per diluted share) on net sales of $5.2 billion for the nine months ended May 31, 2013. Results for the nine months ended May 31, 2014 included an after-tax gain of $15.5 million ($0.13 per diluted share) associated with the sale of the Company’s wholly owned copper tube manufacturing operation, Howell Metal Company, and an after-tax charge of approximately $3 million ($0.03 per diluted share) incurred in connection with the Company's final settlement of the Standard Iron Works v. Arcelor Mittal et al. lawsuit. Results for the nine months ended May 31, 2013 included an after-tax gain of $17.0 million ($0.14 per diluted share) associated with the sale of the Company's 11% ownership interest in Trinecke Zelezarny, a.s., a Czech Republic joint-stock company. The Company recorded after-tax LIFO expense of $9.7 million ($0.08 per diluted share) for the nine months ended May 31, 2014, compared with after-tax LIFO income of $26.1 million ($0.22 per diluted share) for the nine months ended May 31, 2013. For the nine months ended May 31, 2014, adjusted operating profit was $182.4 million, compared with $173.0 million for the nine months ended May 31, 2013. Adjusted EBITDA was $282.2 million for the nine months ended May 31, 2014, compared with $275.5 million for the nine months ended May 31, 2013.

Outlook
Alvarado concluded, “We anticipate that our operational results for the fourth quarter of fiscal 2014 will remain consistent with our third quarter of fiscal 2014 results. The American Institute of Architects Architecture Billings Index (ABI) for May rose a full three points over April to 52.6, indicating positive directional growth in the U.S. construction markets. On the rebar import front, we saw a slow-down from Mexico during the third quarter of fiscal 2014, and we plan to continue monitoring the volume of rebar imports from Turkey and other European and Asian countries until the pending countervailing and anti-dumping decisions are finalized by the U.S. Commerce Department, which we expect to take place in the latter part of 2014. As a result of the new electric arc furnace that our Polish operations successfully commissioned during the third quarter of fiscal 2014, we anticipate that our International Mill segment will begin to benefit from productivity and cost improvements in fiscal 2015.”

Conference Call
CMC invites you to listen to a live broadcast of its third quarter of fiscal 2014 conference call today, Friday, June 27, 2014, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the webcast will be located on CMC's website under "Investors."

(CMC Third Quarter Fiscal 2014 - Page 4)

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding the Company's expectations relating to the Company's future results, economic conditions and the Company's operating plans. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: absence of global economic recovery or possible recession relapse and the pace of overall global economic activity and its impact on a highly cyclical industry; construction activity or lack thereof; decisions by governments affecting the level of steel imports; difficulties or delays in the execution of construction contracts, resulting in cost overruns or contract disputes; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; currency fluctuations; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; and those factors listed under Item 1A "Risk Factors" included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2013.

(CMC Third Quarter Fiscal 2014 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended May 31,		Nine Months Ended May 31,
(short tons in thousands)	2014	2013	2014	2013
Americas Recycling tons shipped	596	588	1,728	1,724

Americas Steel Mills rebar shipments	424	369	1,155	1,066
Americas Steel Mills structural and other shipments	310	271	886	842
Total Americas Steel Mills tons shipped	734	640	2,041	1,908

Americas Steel Mills average FOB selling price (total sales)	$683	$671	$672	$674
Americas Steel Mills average cost ferrous scrap consumed	$349	$352	$350	$347
Americas Steel Mills metal margin	$334	$319	$322	$327
Americas Steel Mills average ferrous scrap purchase price	$275	$306	$298	$302

International Mill tons shipped	322	325	953	947

International Mill average FOB selling price (total sales)	$610	$582	$613	$596
International Mill average cost ferrous scrap consumed	$345	$348	$357	$369
International Mill metal margin	$265	$234	$256	$227
International Mill average ferrous scrap purchase price	$287	$277	$303	$299

Americas Fabrication rebar tons shipped	266	234	703	663
Americas Fabrication structural and post tons shipped	44	43	114	115
Total Americas Fabrication tons shipped	310	277	817	778

Americas Fabrication average selling price (excluding stock and buyout sales)	$921	$946	$924	$945

(in thousands)	Three Months Ended May 31,		Nine Months Ended May 31,
Net sales	2014	2013	2014	2013
Americas Recycling	$335,104	$341,743	$1,015,574	$1,045,078
Americas Mills	527,574	461,772	1,465,574	1,354,087
Americas Fabrication	409,425	383,800	1,093,533	1,058,358
International Mill	207,558	200,752	618,070	602,584
International Marketing and Distribution	604,045	593,804	1,687,010	1,852,328
Corporate	193	3,888	11,544	10,348
Eliminations	(279,125)	(233,217)	(754,542)	(732,069)
Total net sales	$1,804,774	$1,752,542	$5,136,763	$5,190,714

Adjusted operating profit (loss)
Americas Recycling	$(1,085)	$3,155	$(1,109)	$9,892
Americas Mills	74,063	46,556	183,939	145,902
Americas Fabrication	1,244	13,499	(1,869)	19,879
International Mill	2,047	(3,831)	25,647	(7,108)
International Marketing and Distribution	1,548	7,728	4,544	51,837
Corporate	(18,227)	(14,834)	(51,340)	(51,398)
Eliminations	(1,930)	2,524	88	780
Adjusted operating profit from continuing operations	57,660	54,797	159,900	169,784
Adjusted operating profit (loss) from discontinued operations	(417)	956	22,529	3,243
Adjusted operating profit	$57,243	$55,753	$182,429	$173,027

(CMC Third Quarter Fiscal 2014 - Page 6)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share data)	2014	2013	2014	2013
Net sales	$1,804,774	$1,752,542	$5,136,763	$5,190,714
Costs and expenses:
Cost of goods sold	1,621,476	1,577,024	4,627,182	4,689,165
Selling, general and administrative expenses	126,756	121,731	352,305	360,975
Interest expense	18,999	18,043	57,756	51,557
Gain on sale of cost method investment	—	—	—	(26,088)
	1,767,231	1,716,798	5,037,243	5,075,609

Earnings from continuing operations before income taxes	37,543	35,744	99,520	115,105
Income taxes	13,700	17,379	32,657	43,876
Earnings from continuing operations	23,843	18,365	66,863	71,229

Earnings (loss) from discontinued operations before income taxes	(417)	956	22,529	3,243
Income taxes	(137)	358	8,766	1,213
Earnings (loss) from discontinued operations	(280)	598	13,763	2,030

Net earnings	23,563	18,963	80,626	73,259
Less net earnings (loss) attributable to noncontrolling interests	—	(1)	1	1
Net earnings attributable to CMC	$23,563	$18,964	$80,625	$73,258

Basic earnings per share attributable to CMC:
Earnings from continuing operations	$0.20	$0.16	$0.57	$0.61
Earnings from discontinued operations	—	—	0.12	0.02
Net earnings	$0.20	$0.16	$0.69	$0.63

Diluted earnings per share attributable to CMC:
Earnings from continuing operations	$0.20	$0.16	$0.56	$0.60
Earnings from discontinued operations	—	—	0.12	0.02
Net earnings	$0.20	$0.16	$0.68	$0.62

Cash dividends per share	$0.12	$0.12	$0.36	$0.36
Average basic shares outstanding	117,705,133	116,845,542	117,400,198	116,589,382
Average diluted shares outstanding	118,769,675	117,703,590	118,521,816	117,456,756

(CMC Third Quarter Fiscal 2014 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	May 31, 2014	August 31, 2013
Assets
Current assets:
Cash and cash equivalents	$437,210	$378,770
Accounts receivable, net	946,675	989,694
Inventories, net	944,786	757,417
Other	169,340	240,314
Total current assets	2,498,011	2,366,195
Net property, plant and equipment	931,744	940,237
Goodwill	69,786	69,579
Other assets	118,928	118,790
Total assets	$3,618,469	$3,494,801
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$392,706	$342,678
Accounts payable-documentary letters of credit	116,189	112,281
Accrued expenses and other payables	297,940	314,949
Notes payable	4,640	5,973
Current maturities of long-term debt	7,147	5,228
Total current liabilities	818,622	781,109
Deferred income taxes	56,727	46,558
Other long-term liabilities	115,745	118,165
Long-term debt	1,276,729	1,278,814
Total liabilities	2,267,823	2,224,646
Stockholders' equity attributable to CMC	1,350,557	1,269,999
Stockholders' equity attributable to noncontrolling interests	89	156
Total stockholders' equity	1,350,646	1,270,155
Total liabilities and stockholders' equity	$3,618,469	$3,494,801

(CMC Third Quarter Fiscal 2014 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended May 31,
(in thousands)	2014	2013
Cash flows from (used by) operating activities:
Net earnings	$80,626	$73,259
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	101,130	102,164
Provision for losses on receivables, net	(1,705)	3,349
Share-based compensation	16,054	13,528
Amortization of interest rate swaps termination gain	(5,698)	(8,723)
Loss on debt extinguishment	—	1,502
Deferred income taxes	28,560	44,371
Tax benefits from stock plans	(625)	(6)
Net gain on sale of a subsidiary, cost method investment and other	(28,032)	(25,999)
Asset impairment	1,227	3,434
Changes in operating assets and liabilities:
Accounts receivable	(59,479)	(12,189)
Accounts receivable sold, net	124,415	(2,292)
Inventories	(176,766)	(30,011)
Other assets	(18,486)	5,128
Accounts payable, accrued expenses and other payables	38,328	(122,482)
Other long-term liabilities	(5,244)	(1,962)
Net cash flows from operating activities	94,305	43,071

Cash flows from (used by) investing activities:
Capital expenditures	(67,718)	(63,008)
Proceeds from the sale of property, plant and equipment and other	6,773	11,164
Proceeds from the sale of a subsidiary	52,276	—
Proceeds from the sale of cost method investment	—	28,995
Net cash flows used by investing activities	(8,669)	(22,849)

Cash flows from (used by) financing activities:
Increase (decrease) in documentary letters of credit, net	2,985	(25,153)
Short-term borrowings, net change	(1,333)	(25,595)
Repayments on long-term debt	(4,826)	(63,442)
Payments for debt issuance costs	(430)	(4,125)
Decrease in restricted cash	18,037	—
Stock issued under incentive and purchase plans, net of forfeitures	(860)	1,347
Proceeds from issuance of long-term debt	—	330,000
Debt extinguishment costs	—	(1,502)
Cash dividends	(42,290)	(41,990)
Tax benefits from stock plans	625	6
Contribution from (purchase of) noncontrolling interests	(37)	13
Net cash flows from (used by) financing activities	(28,129)	169,559
Effect of exchange rate changes on cash	933	1,066
Increase in cash and cash equivalents	58,440	190,847
Cash and cash equivalents at beginning of year	378,770	262,422
Cash and cash equivalents at end of period	$437,210	$453,269

(CMC Third Quarter Fiscal 2014 - Page 9)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Operating Profit is a non-GAAP financial measure. Management uses adjusted operating profit to evaluate the financial performance of the Company. Adjusted operating profit is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. For added flexibility, we may sell certain accounts receivable both in the U.S. and internationally. We consider sales of receivables as an alternative source of liquidity to finance our operations and we believe that removing these costs provides a clearer perspective of the Company's operating performance. Adjusted operating profit may be inconsistent with similar measures presented by other companies.

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands)	2014	2013	2014	2013
Earnings from continuing operations	$23,843	$18,365	$66,863	$71,229
Income taxes	13,700	17,379	32,657	43,876
Interest expense	18,999	18,043	57,756	51,557
Discounts on sales of accounts receivable	1,118	1,010	2,624	3,122
Adjusted operating profit	57,660	54,797	159,900	169,784
Adjusted operating profit (loss) from discontinued operations	(417)	956	22,529	3,243
Adjusted operating profit	$57,243	$55,753	$182,429	$173,027

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of our earnings from continuing operations before net earnings attributable to noncontrolling interests, outside financing costs and income taxes. It also excludes the Company's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges, which are also non-cash. Adjusted EBITDA should not be considered as an alternative to net earnings or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA provides relevant and useful information, which is often used by analysts, creditors, and other interested parties in our industry. Adjusted EBITDA to interest expense is a covenant test in certain of the Company's debt agreements. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands)	2014	2013	2014	2013
Earnings from continuing operations	$23,843	$18,365	$66,863	$71,229
Net (earnings) loss attributable to noncontrolling interests	—	1	(1)	(1)
Interest expense	18,999	18,043	57,756	51,557
Income taxes	13,700	17,379	32,657	43,876
Depreciation and amortization	33,846	33,426	101,130	100,029
Impairment charges	—	406	902	3,434
Adjusted EBITDA from continuing operations	90,388	87,620	259,307	270,124
Adjusted EBITDA from discontinued operations	(417)	1,657	22,854	5,378
Adjusted EBITDA	$89,971	$89,277	$282,161	$275,502

Adjusted EBITDA to interest expense for the quarter ended May 31, 2014:

$89,971	/	$18,999	=	4.7

(CMC Third Quarter Fiscal 2014 - Page 10)

Total Capitalization:
Total capitalization is the sum of stockholders' equity attributable to CMC, long-term debt and deferred income taxes. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization to the most comparable GAAP measure, stockholders’ equity attributable to CMC:

(in thousands)	May 31, 2014
Stockholders' equity attributable to CMC	$1,350,557
Long-term debt	1,276,729
Deferred income taxes	56,727
Total capitalization	$2,684,013

OTHER FINANCIAL INFORMATION
Long-term debt to capitalization ratio as of May 31, 2014:

$1,276,729	/	$2,684,013	=	47.6%

Total debt to capitalization plus short-term debt plus notes payable ratio as of May 31, 2014:

($1,276,729	+	$7,147	+	$4,640)	/	($2,684,013	+	$7,147	+	$4,640)	=	47.8%

Current ratio as of May 31, 2014:
Current assets divided by current liabilities

$2,498,011	/	$818,622	=	3.1

Contact: Barbara Smith
Senior Vice President and CFO
214.689.4300